UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Nuveen Multi-Strategy Income and Growth Fund (JPC)

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As a valued business partner, we want to update you on an important Nuveen closed-end fund product initiative which was announced August 22, 2011.
At that time, The Board of Trustees of the Nuveen Multi-Strategy Growth and Income Fund (JPC) had approved repositioning the portfolio of the fund. In the very near future, your clients in this fund will be receiving proxy materials.
The link below will direct you to the Nuveen Closed-End Funds Product Update — JPC page, where you will find a brief recap of the repositioning plan as well as links to proxy materials and frequently asked questions.
{DMAT LINK}
Thank you for your support of Nuveen closed-end funds. Please contact your Nuveen Service Team at 800-752-8700 with questions.
FOR ADVISOR USE ONLY
This information does not constitute an offer for sale of any securities. A proxy statement related to the proposed repositioning will contain important information regarding the repositioning. Shareholders and their financial advisors are urged to read the Proxy Statement carefully. An investment in common shares is subject to investment risk including the possible loss of principal. Closed-end funds frequently trade at a discount to their net asset value. Investors should carefully consider their investment objectives, risk tolerance, liquidity needs and tax liabilities before investing.
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Nuveen Investments | www.nuveen.com | 333 W. Wacker Drive, Chicago, IL 60606

Closed-End Funds
NUVEEN CLOSED-END FUNDS PRODUCT UPDATE
SEPTEMBER 2011
Portfolio Repositioning of Nuveen Multi-Strategy Income and Growth Fund (JPC)
On August 22, 2011, Nuveen announced that the Board of Trustees for Nuveen closed-end funds had approved repositioning the portfolio of the Nuveen Multi-Strategy Income and Growth Fund (JPC).
In the very near future, your clients in this fund will be receiving proxy materials. In advance of this, we hope the summary of the proposed repositioning—along with links to frequently asked questions and copies of the proxy materials—will help you address any questions regarding this proposal.
A special shareholder meeting for the fund is scheduled for November 18, 2011 to seek approval for those elements of the repositioning plan which require shareholder approval. The fund has engaged a proxy solicitation firm—Computershare Fund Services—to assist in gathering the necessary votes in a timely manner. If enough shareholders do not cast their votes, the fund may not be able to hold its meeting, and will be required to incur additional solicitation costs in order to obtain sufficient shareholder participation. To reduce expense, and minimize phone calls to shareholders from the proxy solicitor, please urge your clients to vote as soon as possible.
To view the actual proxy statement, please use this link: http://www.nuveen.com/Home/Documents/Default.aspx?fileId=54097
An overview and frequently asked questions regarding the JPC repositioning plan are found here: http://www.nuveen.com/Home/ Documents/Default.aspx?fileId=53908
Thank you for your support of Nuveen closed-end funds. Should you have any further questions regarding the fund’s proposed repositioning or proxy process, please contact your Nuveen service team at 1.800.752.8700.
Key elements of the repositioning plan are shown in the table below.

JPC	Current		Proposed
Name/Symbol	•	Nuveen Multi-Strategy Income and Growth Fund / JPC	•	Nuveen Preferred Income Opportunities Fund / JPC

Target Portfolio Composition	•	70% debt securities	•	At least 80% preferred securities
	•	30% equity securities	•	Up to 20% other income-oriented securities

Portfolio Management	•	Spectrum Asset Management, Inc.	•	Nuveen Asset Management, LLC
	•	Symphony Asset Management, LLC	•	NWQ Investment Management Company, LLC
	•	Tradewinds Global Investors, LLC

Distribution Policy	•	Managed Distribution (Quarterly)	•	Income Distributions (Monthly)

Lipper Category	•	Income and Preferred	•	Income and Preferred
The Annual and Semi-Annual Reports and other regulatory filings of the Nuveen closed-end funds with the Securities and Exchange Commission (“SEC”) are accessible on the SEC’s website at www.sec.gov and on Nuveen’s website at www.nuveen.com and may discuss the above-mentioned or other factors that affect the Nuveen closed-end funds. The information contained on Nuveen’s website is not a part of this document.
An investment in common shares is subject to investment risk, including the possible loss of the entire principal amount that you invest. Your investment in common shares represents an indirect investment in the corporate debt obligations owned by the Fund, which generally trade in the over-the-counter markets. Your common shares at any point in time may be worth less than your original investment, even after taking into account the reinvestment of Fund dividends and distributions. Investment risks specific to JPC include call risk or prepayment risk; common stock risk; issuer credit risk; interest rate risk; non-U.S. securities risk; preferred stock risk. Closed-end fund shares frequently trade at a discount to their net asset value. Past performance is no guarantee of future results.
This information does not constitute an offer for sale of any securities. A proxy statement related to the proposed repositioning will contain important information regarding the repositioning. Shareholders and their financial advisors are urged to read the Proxy Statement carefully. Investors should carefully consider their investment objectives, risk tolerance, liquidity needs and tax liabilities before investing. There can be no assurance that the fund will achieve its investment objectives.
Nuveen Asset Management, LLC and NWQ Investment Management Company, LLC are affiliates of Nuveen Investments.

NOT FDIC INSURED  NO BANK GUARANTEE  MAY LOSE VALUE
FOR FINANCIAL ADVISOR USE ONLY. NOT FOR DISTRIBUTION TO THE PUBLIC.
Fund distributed by Nuveen Investments | 333 West Wacker Drive | Chicago, IL 60606 | 800.752.8700 | www.nuveen.com